UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2022

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BPMC	Nasdaq Global Select Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2022, Blueprint Medicines Corporation (the “Company”) announced that, effective April 4, 2022 (the “Transition Date”), Philina Lee, currently Senior Vice President, Head of Portfolio Strategy, has been appointed by the Board of Directors to serve as the Company’s Chief Commercial Officer.

In connection with this transition, on January 19, 2022, Dr. Lee entered into an amended and restated employment agreement, effective as of the Transition Date (the “Lee Agreement”), pursuant to which she will receive an annual base salary of $440,000 and her target annual incentive compensation shall be 50% of her base salary, weighted 75% on Company performance and 25% on Dr. Lee’s individual performance. For the period beginning on January 1, 2022 and ending on April 3, 2022 (the “Transition Period”), Dr. Lee is eligible to earn prorated incentive compensation under her existing employment agreement in connection with her services as Senior Vice President, Head of Portfolio Strategy during such period based on Dr. Lee’s target annual incentive compensation equal to 35% of her annual base salary as in effect during such period (which shall be weighed 50% on Company performance and 50% on Dr. Lee’s individual performance), provided Dr. Lee remains employed by the Company on the day such incentive compensation is paid. In connection with her appointment, Dr. Lee was granted options to purchase 17,500 shares of the Company’s common stock, 25% of which will vest upon the one year anniversary of the earlier of (a) the date on which annual equity awards are granted to the Company’s employees for 2022 and (b) the Transition Date (the “Grant Date”) and 75% of which shall thereafter vest ratably in monthly installments over 36 months subject to continued service through each applicable vesting date, and 8,750 restricted stock units, which shall vest ratably in annual installments over four years beginning on the one year anniversary of the Grant Date subject to continued service through each applicable vesting date. Dr. Lee’s existing equity awards will continue to vest in accordance with their terms.

The foregoing description of the Lee Agreement is qualified in its entirety by reference to the complete text of such agreement, which is attached as Exhibit 10.1to this Current Report on Form 8-K, and incorporated by reference herein.

Dr. Lee joined Blueprint Medicines in August 2014 as Senior Director, New Product Strategy and Development and subsequently held multiple commercial roles with responsibility for strategy, operations, patient services, marketing and the precision medicine field team. During her tenure, she has been instrumental in building the company’s portfolio from research-stage onwards, laying the groundwork for the commercial strategy that is driving the successful launches of AYVAKIT® (avapritinib) and GAVRETO® (pralsetinib). Since January 2021, Dr. Lee has served as Senior Vice President, Head of Portfolio Strategy and Program Management, responsible for providing strategic and operational leadership across the company’s portfolio. Previously, Dr. Lee held product strategy and marketing roles of increasing responsibility at Algeta, Sanofi and Genzyme. Dr. Lee also serves on the board of Fusion Pharmaceuticals, as a member of both the Nomination and Governance committee and Research and Development committee. Dr. Lee earned a B.S. in Biochemistry from the University of Alberta, and a Ph.D. in Cell Biology from the Massachusetts Institute of Technology. No arrangement or understanding exists between Dr. Lee and any other person pursuant to which Dr. Lee was selected to serve as Chief Commercial Officer of the Company. There have been no related party transactions between the Company or any of its subsidiaries and Dr. Lee reportable under Item 404(a) of Regulation S-K. Dr. Lee does not have a family relationship with any of our directors or executive officers.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing the foregoing is attached to this Current Report on Form 8-K as Exhibit 99.1. The information in this Item 7.01 and in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated January 19, 2022 and effective as of April 4, 2022, by and between the Registrant and Philina Lee
99.1	Press Release, dated January 20, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and incorporated as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: January 20, 2022	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer